                                                                    EXHIBIT 99.2

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                        10/31/02      11/30/02     12/31/02      01/31/03     02/28/03      03/31/03
                        --------      --------     --------      --------     --------      --------
Cooper Industries         (3-5)%        (1-3)%       (0)%         (0-2)%        (0-2)%         (2)%
Electrical Products       (1-3)%        (0-2)%       (0)%         (1-3)%        (1-3)%         (2)%
Tools & Hardware        (12-14)%        (6-8)%       (1)%            0%+        (0-2)%         (1)%
                                                                       -

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED MARCH 31, 2003.

COOPER INDUSTRIES

Sales for the three months ended March 31, 2003, declined 2% compared with last year.

     o Revenue trends benefit from approximately 2% favorable currency translation effect.

ELECTRICAL PRODUCTS

Sales for the three months ended March 31, 2003, declined 2% compared with last year.

     o Commercial construction markets remain soft, resulting in lower demand for lighting fixtures, wiring devices and support structures.

     o Modest improvements in selected industrial markets contributed to gains for hazardous duty electrical construction materials and electrical circuit protection products.

     o While retail market demand remains relatively stable, sales for lighting fixtures and wiring devices were down slightly as a result of channel inventory adjustments.

     o Electronics and telecom markets remain sluggish, resulting in weak demand for enclosures. Despite these conditions, sales for circuit protection devices to serve these markets have increased due to successful new products and market penetration.

     o Market uncertainty in the power delivery portion of utility markets persists, delaying investment in distribution system products.

     o Demand for European lighting fixtures and security products weakened as a result of declining European construction markets.

     o Competitive pressures continue to impact pricing in most markets compared to a year ago.

     o Revenue trends for the segment benefit from approximately 2% favorable currency translation effect.

TOOLS AND HARDWARE

Sales for the three months ended March 31, 2003, declined 1% compared with last year.

     o Automotive assembly equipment shipments are currently below prior year levels due to shipment schedules.

     o Weak but stable industrial activity in North America has led to flat demand for hand and power tools.

     o European power tool shipments are up due to increased local production line investments.

     o Revenue trends for the segment benefit from approximately 3% favorable currency translation effect.

Note: Includes impacts of acquisitions and divestitures, when applicable.